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                                3COM CORPORATION

                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is by and between 3Com Corporation (the "Company) and Edgar Masri ("Executive") and is as of August 8, 2006.

         1.       Duties and Scope of Employment.

                  (a) Positions and Duties. As of August 18, 2006 (the "Effective Date"), Executive will serve as the Company's President and Chief Executive Officer. As soon as reasonably practicable thereafter, Executive will be appointed to the Board of its Huawei Joint Venture as its Chairman. Executive will report to the Company's Board of Directors (the "Board"). As of the Effective Date, Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as will reasonably be assigned to him by the Board. The period Executive is employed by the Company under this Agreement is referred to herein as the "Employment Term."

                  (b) Board Membership. Executive will be appointed to serve as a member of the Board as of the Effective Date. However, in the event that the Effective Date is prior to September 20, 2006, Executive will be appointed to serve as a member of the Board effective immediately following the Company's Fiscal Year 2006 Annual Shareholders' Meeting which is scheduled for September 20, 2006. Thereafter, at each annual meeting of the Company's stockholders during the Employment Term, the Company will nominate Executive to serve as a member of the Board. Executive's service as a member of the Board will be subject to any required stockholder approval. Upon the termination of Executive's employment for any reason, unless otherwise requested by the Board, Executive will be deemed to have resigned from the Board (and all other positions held at the Company and its affiliates, including (without limitation) the Huawei Joint Venture) voluntarily, without any further required action by Executive, as of the end of Executive's employment and Executive, at the Board's request, will execute any documents necessary to reflect his resignation.

                  (c) Obligations. During the Employment Term, Executive will devote Executive's full business efforts and time to the Company and will use good faith efforts to discharge Executive's obligations under this Agreement to the best of Executive's ability and in accordance with each of the Company's corporate guidance and ethics guidelines, conflict of interests policies and code of conduct. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity, including membership of boards of directors, for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive's obligations to Company.


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                     (i) Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by Executive's entering into, or performing services under, this Agreement. Executive further represents that as of the date of this Agreement there are no threatened, pending, or actual claims against Executive of which he is aware as a result of his employment with his current employer (or any other previous employer) or his membership on any boards of directors.

                  (d) Other Entities. Executive agrees to serve and may be appointed, without additional compensation, as an officer and director for each of the Company's subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term "affiliates" will include any entity controlled by, controlling, or under common control of the Company.

         2. At-Will Employment. Executive and the Company agree that Executive's employment with Company constitutes "at-will" employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without Cause or Good Reason (as each such term is defined in Section 10 below), at the option either of the Company or the Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive's termination of employment.

         3.       Compensation.

                  (a) Base Salary. As of the Effective Date, the Company will pay Executive an annual salary of $650,000.00 as compensation for his services (such annual salary, as is then effective, to be referred to herein as "Base Salary"). The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and be subject to the usual, required withholdings.

                  (b) Annual Incentive. Executive will be eligible to receive annual cash incentives payable for the achievement of performance goals established by the Board or by the Committee. During the Employment Term, Executive's target annual incentive ("Target Annual Incentive") will be not less than 100% of Base Salary, with a maximum potential opportunity of 200% of Base Salary, subject to the terms of the bonus plan approved by the Committee. The actual earned annual cash incentive, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Committee are achieved or exceeded and will be adjusted for under- or over-performance. Any incentive earned during the first half of fiscal 2007 will be pro-rated based on the Effective Date (calculated by multiplying any incentive earned by Executive by a fraction with a numerator equal to the number of days between the Effective Date and the close of the first half of the fiscal year and a denominator equal to 182). The Company will notify Executive of the performance goals in respect of fiscal 2007 within 60 days after the Effective Date.


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                  (c) Stock Options.

                      (i) Executive will be granted nonstatutory stock options to purchase 3,500,000 shares of Company common stock (the "Initial Options"). The exercise price will be at a per share exercise price equal to the closing price per share of Company common stock on Nasdaq Global Select Market ("Nasdaq") on the first Tuesday in the month immediately succeeding the month in which Executive commences employment with the Company (the "First Tuesday Exercise Price"). The Initial Option will be granted under and subject to the terms, definitions and provisions of the Company's 2003 Stock Plan, as amended (the "2003 Plan"), except that the terms of this Agreement shall control to the extent that this Agreement provides for more favorable terms with respect to the stock option grants. The stock option grants will be scheduled to vest at a rate of 25% on each anniversary of the grant over four (4) years assuming Executive's continued employment with the Company on each scheduled vesting date, and will have the maximum term permitted in the 2003 Plan. Except as provided in this Agreement, the Initial Option will be subject to the Company's standard terms and conditions for options granted under the 2003 Plan.

                      (ii) Executive will be granted nonstatutory stock options to purchase eight million five hundred thousand (8,500,000) shares of Company common stock (the "Stand-Alone Grant"). Two million five hundred thousand (2,500,000) shares of Company common stock subject to the Stand-Alone Grant will be granted with a per share exercise price equal to the First Tuesday Exercise Price. Three million (3,000,000) shares of Company common stock subject to the Stand-Alone Grant will be granted with a per share exercise price equal to a 20% premium to the First Tuesday Exercise Price. An additional three million (3,000,000) shares of Company common stock subject to the Stand-Alone Grant will be granted with a per share exercise price equal to a 30% premium to the First Tuesday Exercise Price. The Stand-Alone Grant will be granted under a non-stockholder approved arrangement outside of any Company equity plan pursuant to Nasdaq's "inducement exception." Executive agrees that the granting of the Stand-Alone Grant is an inducement material to his decision to enter into this Agreement and accept employment with the Company. Subject to the provisions of this Agreement, the terms and conditions of the Stand-Alone Grant will be identical to those of the Initial Option (except that they will not be granted under a Company equity plan) and will be scheduled to vest at a rate of 25% on each anniversary of the grant over four (4) years assuming Executive's continued employment with the Company on each scheduled vesting date.

                      (iii) The Company will use its commercially reasonable best efforts to register all shares covered by the Initial Option, the Stand-Alone Option, and the Restricted Stock Grant on Form S-8 as soon as administratively practicable following the Effective Date.

                      (iv) As of the Effective Date, Executive will be granted 500,000 shares of restricted stock (the "Restricted Stock Grant"). The Restricted Stock Grant will be granted under and subject to the terms, definitions and provisions of the Company's 2003 Plan, will vest in three equal installments on each anniversary date of the grant over three (3) years assuming Executive's continued employment with the Company on each scheduled vesting date. Except as provided in this Agreement, the Restricted Stock Grant will be subject to the Company's standard terms and conditions for restricted stock granted under the 2003 Plan.
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                      (v) The parties anticipate that the Initial Option, the
Stand-Alone Option, and the Restricted Stock Grant are being granted in lieu of any additional individualized equity grants for a four (4) year period commencing on the Effective Date, except that should the Company and/or Executive significantly overperform, additional equity grants may be made at the discretion of the Company.

         4.       Employee Benefits.

                  (a) Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time.

                  (b) Vacation. Executive will be entitled to receive paid annual vacation in accordance with Company policy for other senior executive officers. In no event will Executive receive less than four
         (4) weeks of paid vacation time per calendar year.

                  (c) Life Insurance. Upon the Effective Date and throughout the duration of Executive's employment with the Company, the Company will purchase and maintain a $10,000,000.00 term life insurance policy for the benefit of Executive or his estate. Executive will assist the Company in procuring such insurance by submitting to typical examinations and by completing such applications and other instruments as may be required by the insurance carriers to which application is made for any such insurance. Notwithstanding the preceding, in no event will the Company be required to pay more than $30,000.00 for any annual premium for the policy. The Company's obligation to maintain this policy will terminate immediately upon Executive's voluntary termination of employment or his termination for Cause. In the event of a termination without Cause, a resignation for Good Reason, or a termination following a Change of Control, the Company will keep the policy in effect for a period equal to the earlier of one (1) year after such termination, or the date on which Executive becomes eligible for coverage under another employer's life insurance plan.

         5. Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

         6. Term and Termination of Employment. In the event Executive's employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) unpaid, but earned and accrued annual incentive for any completed fiscal year as of his termination of employment; (c) pay for accrued but unused vacation; (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; (e) unreimbursed business expenses required to be reimbursed to Executive; and (f) rights to indemnification Executive may have under the Company's Articles of Incorporation, Bylaws, the Agreement, or separate indemnification agreement, as applicable. In addition, if the termination is by the Company without Cause or Executive resigns for Good Reason, Executive will be entitled to amounts and benefits specified in Section 8.


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         7.       Survival of Covenants.

                  (a) Non-solicitation and Non-competition. The Executive agrees that during the Employment Term and for twelve (12) months thereafter, Executive will not (i) solicit any employee of the Company (other than Executive's personal assistant) for employment other than at the Company or one of its subsidiaries or affiliates, or (ii) directly or indirectly engage in, have any ownership interest in or participate in any entity that as of the date of termination, competes with the Company in any substantial business of the Company or any business reasonably expected to become a substantial business of the Company. Executive's passive ownership of not more than 1% of any publicly traded company and/or 5% ownership of any privately held company will not constitute a breach of this Section 7(a).

                  (b) Nondisparagement. During the Employment Term and for twelve (12) months thereafter, Executive will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the Company, and the members of the Chief Executive staff and the Board will not knowingly and materially disparage, criticize, or otherwise make any derogatory comments regarding Executive. Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict Executive, the Company or any of the Company's current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.

                  (c) Confidentiality. During the Employment Term and thereafter, Executive will continue to comply with the terms of the Restrictive Covenant Agreement.

         8.       Severance.

                  (a) Termination Without Cause or Resignation for Good Reason other than in Connection with a Change of Control. If Executive's employment is terminated by the Company without Cause or if Executive resigns for Good Reason, and such termination is not in Connection with a Change of Control, then, subject to Section 8(d), Executive will receive: (i) continued payment of the aggregate of executive's Base Salary plus the Target Annual Incentive for the year in which the termination occurs (less applicable tax withholdings) for twelve (12) months, such amounts to be paid out bi-weekly in accordance with the Company's normal payroll policies; (ii) twelve (12) months accelerated vesting with respect to Executive's then outstanding, unvested equity awards, other than performance-based awards, (iii) extension of the exercise period for all Executive's outstanding stock options to the earlier of 165 calendar days from the date of termination or the expiration date of the stock options (iv) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company's health plans until the earlier of (x) eighteen (18) months, payable when such premiums are due (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), or (y) the date upon which Executive and Executive's eligible dependents become covered under similar plans, and iv) any life insurance policy in accordance with
         Section 4(c) above.


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                  (b) Termination Without Cause or Resignation for Good Reason
         in Connection with a Change of Control. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is in Connection with a Change of Control, then, subject to Section 8(d), Executive will receive: (i) continued payment of two (2) year's Base Salary, less applicable tax withholdings, in accordance with the Company's normal payroll policies;
         (ii) two (2) payments each equal to 100% of Executive's Target Annual Incentive for the year in which the termination occurs, less applicable tax withholdings, paid in two equal annual installments in accordance with the Company's normal schedule for the payment of annual cash incentives; (iii) full vesting with respect to Executive's then outstanding unvested equity awards, other than performance-based awards; (iv) extension of the exercise period for all Executive's outstanding stock options to the earlier of 165 calendar days from the date of termination or the expiration date of the stock options; (v) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company's health plans until the earlier of (x) eighteen (18) months, payable when such premiums are due (provided Executive validly elects to continue coverage under COBRA), or (y) the date upon which Executive and Executive's eligible dependents become covered under similar plans, and
         (vi) any life insurance policy in accordance with Section 4(c) above.

                  (c) Voluntary Termination Without Good Reason or Termination for Cause. If Executive's employment is terminated voluntarily, including due to death or Disability, without Good Reason or is terminated for Cause by the Company, then, except as provided in
         Section 6, (i) all further vesting of Executive's outstanding equity awards will terminate immediately; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately; and
         (iii) Executive will be eligible for severance benefits only in accordance with the Company's then established plans.

                  (d) Separation Agreement and Release of Claims. The receipt of any severance or other benefits pursuant to this Section 8 will be subject to Executive signing and not revoking a separation agreement and release of claims appended hereto as Exhibit B. No severance or other benefits will be paid or provided until the separation agreement and release agreement becomes effective.

                  (e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

         9. Excise Tax Gross-Up. In the event that the benefits provided for in this Agreement constitute "parachute payments" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and will be subject to the excise tax imposed by Section 4999 of the Code, then Executive will receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the federal and state income and employment taxes and additional excise taxes arising from the payments made to Executive by the Company pursuant to this sentence. However, the Company may elect not to make payments under the preceding sentence to the extent it reasonably determines that (a) the "parachute payments" arise from the acceleration of options with exercise prices exceeding the price at which the underlying shares could be sold on the date of the Change in Control and (b) any payments under the preceding sentence would not significantly benefit the Executive. Unless Executive and the


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Company agree otherwise in writing, the determination of Executive's excise tax liability, if any, and the amount, if any, required to be paid under this
Section 9 will be made in writing by a certified public accounting firm selected by the Company and reasonably acceptable to the Executive (the "Accountants"). For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Executive and the Company agree to furnish such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.

         10.      Definitions.

                  (a) Cause. For purposes of this Agreement, "Cause" will mean:

                      (i) Executive's willful and continued failure to perform the duties and responsibilities of his position after there has been delivered to Executive a written demand for performance from the Board which describes in reasonable detail the basis for the Board's belief that Executive has not substantially performed his duties and provides Executive the opportunity to present to the Board his good faith reasons for not so performing and, if the Board does not agree with such reasons, with thirty (30) days to take corrective action;

                      (ii) Any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment of Executive;

                      (iii) Executive's conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company's reputation or business;

                      (iv) A breach of any fiduciary duty owed to the Company by Executive that has a material detrimental effect on the Company's reputation or business;

                      (v) Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability);

                      (vi) Executive (A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an "Investigation"). However, Executive's failure to waive attorney-client privilege relating to communications with Executive's own attorney in connection with an Investigation will not constitute "Cause"; or

                      (vii) Executive's disqualification or bar by any U.S. governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or Executive's loss of any U.S. governmental or self-regulatory license that is reasonably necessary for Executive to perform his responsibilities to the Company under this Agreement, if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period the Company uses its good


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faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during Executive's employment, Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if Executive's employment is not permissible, Executive will be placed on leave (which will be paid to the extent legally permissible).

                  (b) Change of Control. For purposes of this Agreement, "Change of Control" will mean the occurrence of any of the following events:

                      (i) The consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

                      (ii) The approval by the stockholders of the Company, or if stockholder approval is not required, approval by the Board, of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets;

                      (iii) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or

                      (iv) A change in the composition of the Board within any twelve (12) month period during the Term and pursuant to a plan in which the proponent proposes alternative directors to the Board, and as a result of which fewer than a majority are Incumbent Directors. "Incumbent Directors" will mean directors who either (A) are directors of the Company as of the date hereof, or
(B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or
(iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

                  (c) Disability. For purposes of this Agreement, "Disability" will mean Executive's absence from his responsibilities with the Company on a full-time basis for 120 calendar days in any consecutive twelve (12) months period as a result of Executive's mental or physical illness or injury.

                  (d) Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following, without Executive's express written consent:

                      (i) A significant reduction of Executive's duties, position, or responsibilities, relative to Executive's duties, position, or responsibilities in effect immediately prior to such reduction;

                      (ii) A substantial reduction by the Company of the facilities and perquisites (including office space and location) available to Executive immediately prior to such reduction;

                      (iii) A material reduction in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive's overall benefits package is significantly reduced other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of employee benefits by a percentage reduction that is no greater than 15%;

                      (iv) A reduction in Executive's Base Salary or annual cash incentive as in effect immediately prior to such reduction other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company and which reduction reduces the Base Salary and/or annual cash incentive by a percentage reduction that is no greater than 15%;

                      (v) The relocation of Executive to a facility or location more than fifty (50) miles from his current place of employment; or

                      (vi) The failure of the Company to obtain the assumption of the employment agreement by a successor and an agreement that Executive will retain the same role and responsibilities in the merged or surviving parent company as he had prior to the merger under Section 1 of this Agreement.

The failure of the Company's stockholders to elect or reelect Executive to the Board will not constitute Good Reason for purposes of this Agreement.

                  (e) In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive's employment with the Company is "in Connection with a Change of Control" if Executive's employment is terminated within three (3) months prior or twelve (12) months following a Change of Control.

         11. Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company's Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

         12. Confidential Information. Executive will execute the Company's standard form of confidential information, intellectual property, non-competition and non-solicitation agreement, appended hereto as Exhibit A (the "Restrictive Covenant Agreement").

         13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive's right to compensation or other benefits will be null and void.

         14. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given
(a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four
(4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

                  If to the Company:

                  Attn: Chairman of the Compensation Committee
                  c/o Corporate Secretary
                  3Com Corporation
                  350 Campus Drive
                  Marlborough, MA 01752-3064

                  If to Executive:

                  at the last residential address known by the Company

                  With a copy to:

                  Convergent GC, LLC
                  100 Cummings Center, Suite 325K
                  Beverly, MA 01915
                  Attention:  Audrey M. Roth, Esq.

         15. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

         16.      Arbitration.

                  (a) Except as provided below, any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by binding arbitration conducted expeditiously in accordance with the J.A.M.S./Endispute Streamlined Arbitration Rules and Procedures (the "J.A.M.S. Rules"). The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Boston, Massachusetts.

                  (b) The parties covenant and agree that the arbitration shall commence within 60 days of the date on which a written demand for arbitration is filed by either party hereto. The parties (or their legal representatives) will promptly confer to select a single arbitrator mutually acceptable to both parties. The arbitrator must be a licensed attorney, primarily engaged as a practicing lawyer in the field of employment law and related litigation for at least ten (10) years, or primarily engaged in the practice of arbitrating or mediating executive employment law disputes for at least ten (10) years, and must not have any existing or prior relationship with the Company or any of its subsidiaries or affiliates, on the one hand, or Executive, on the other hand. If the parties are unable to agree upon an arbitrator, one will be selected, meeting the above criteria, in accordance with the J.A.M.S. Rules. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three (3) depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party's witness or expert. The arbitrator's decision and award shall be made and delivered within six (6) months of the selection of the arbitrator. The arbitrator's decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

                  (c) The parties covenant and agree that they will participate in the arbitration in good faith. This Section 16 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

                  (d) Each of the parties hereto (i) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding, (ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other party hereto. Final judgment against either party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

         17. Legal and Tax Expenses. The Company will reimburse Executive up to $15,000.00 for reasonable and actual legal and tax advice expenses incurred by him in connection with the negotiation, preparation and execution of this Agreement.

         18. Integration. This Agreement, together with the Restrictive Covenant Agreement and the standard forms of equity award grant that describe Executive's outstanding equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including but not limited to the Company's Section 16 Officer Severance Plan and the Company's form of Management Retention Agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement, including the standard Restrictive Covenant Agreement to be signed upon Executive's hire, the terms in this Agreement will prevail.

         19. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

         20. Survival. The Restrictive Covenant Agreement and Sections 6 through 13, 15, 16, 18 through 23, and 26 will survive the termination of this Agreement.

         21. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

         22. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

         23. Governing Law. This Agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions.

         24. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

         25. Conditions. This offer is conditioned upon Executive providing to Company references relating to Executive's employment in a form acceptable to the Company, and Company's satisfactory review of such references.

         26. Code Section 409A. Notwithstanding anything to the contrary in this Agreement, if the Company reasonably determines that Section 409A of the Code will result in the imposition of additional tax to an earlier payment of any severance or other benefits otherwise due to Executive on or within the six
(6) month period following Executive's termination, the severance benefits will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive's termination. All subsequent payments, if any, will be payable as provided in this Agreement.

         27. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

3COM CORPORATION



/S/ NEAL D. GOLDMAN                                 Date: August 8, 2006
--------------------------------------------

By:  Neal D. Goldman, Senior Vice President

Management Services, General Counsel and Secretary



EXECUTIVE:


/S/ EDGAR MASRI                                     Date: August 8, 2006
--------------------------------------------
Edgar Masri






















                  [SIGNATURE PAGE TO CEO EMPLOYMENT AGREEMENT]

                                    EXHIBIT A

                         RESTRICTIVE COVENANT AGREEMENT

         IN CONSIDERATION OF and as a condition to, my employment at will with 3Com Corporation, its subsidiaries, joint ventures, divisions, affiliates and/or successors, this Restrictive Covenant Agreement ("Agreement") is made by and between 3Com and the undersigned Employee ("I" or "me") and shall be effective as of the date signed by the Employee.

         I understand and agree that 3Com is engaged in the highly competitive networking and managed services industry and competes in a worldwide market. I further understand and agree that 3Com operates a continuous program of research, development, sales and production relating to its business, present and future. My position with 3Com will be and is a position of importance and trust. In the course of and due to my employment with 3Com, I will develop and have access to and responsibility for proprietary and confidential information of 3Com. I understand and agree that I am obligated to act in the best interests of 3Com with respect to such proprietary and confidential information and inventions which I develop during my employment.

         I agree to comply with 3Com's rules, policies, practices and Code of Ethics and Business Conduct at all times and will faithfully and diligently devote my business time, skills, energy, abilities and best efforts to further the business and interests of 3Com. I understand and agree that my employment with 3Com is at will, and that I or the Company can terminate my employment at any time, with or without notice, for any reason or no reason.

         In consideration for my employment at will with 3Com, and in consideration for my receipt of confidential information and compensation from the Company, which I agree is good and valuable consideration for the promises, representations, covenants and agreements contained herein, I hereby agree as follows:

         1. DEFINITION OF 3COM. For purposes of this Agreement, the terms "3Com" or the "Company" shall include 3Com Corporation and its present and future subsidiaries, joint ventures, divisions, branch offices, affiliates and successors. I agree that if I accept a transfer to another division or any parent, subsidiary, joint venture, division, branch office or affiliate of 3Com, this Agreement will remain in full force and effect and will continue to define my obligations to 3Com and any such related corporation regarding the promises, covenants and agreements contained herein, except to the extent prohibited by the applicable law.

         2. CONFIDENTIALITY.

         2.1 I will maintain in strictest confidence and will not directly or indirectly disclose or use, either during or after the term of my employment, any proprietary, trade secret or confidential information or know-how belonging to 3Com ("Confidential Information"), whether or not in written form and whether or not marked as confidential, except to the extent required to perform duties on behalf of 3Com and authorized by 3Com. Confidential Information refers to any information not generally known which is obtained from 3Com, or which is learned, discovered, developed, conceived, originated or prepared by me, whether in whole or in part, during or as a result of my employment with 3Com. Such Confidential Information includes, but is not limited to, information relating to the following (whether or not reduced to writing): 3Com's proprietary information, trade secrets, inventions, hardware, software, source code, object code or other products or technologies, technical data, research and development, production processes, manufacturing and engineering processes, machines and equipment, products, product pricing (including rebates or special price quotes), market and sales information, customer names and other customer information, marketing and development plans, production and future business plans, employee records and personnel information (including compensation), finances. business information and any other information which is identified or treated as confidential or proprietary by 3Com. Confidential Information also includes any information belonging to third parties, including, but not limited to, customers and suppliers of 3Com, who may have disclosed such information directly or indirectly to me as the result of my status as an employee of 3Com under an obligation of confidentiality and I agree to comply with any and all contracts and agreements pertaining to such information.

         2.2 I will not, during my employment with the Company, unlawfully or in violation of any contractual obligation or other duty, disclose to 3Com or use in the course of my employment with 3Com any confidential or proprietary information or trade secrets of any former employer or other person or entity, without the prior written consent of such employer, person or entity, which consent will be presented to 3Com prior to any such disclosure or use.

         2.3 I also agree to comply with all United States (and applicable local country) laws, regulations and orders and all 3Com policies and practices concerning export and/or reexport of technology, software, source code, object code or other products or technologies acquired by me through any means while employed by or associated with 3Com.

         3. RETURN OF CONFIDENTIAL INFORMATION AND OTHER MATERIALS. I agree that, immediately upon the request of the Company, but in no event later than termination of my employment with 3Com, I will deliver to 3Com all equipment, hardware, software and written and tangible material and information (including, without limitation, records, notes. correspondence, memos, emails, reports, drawings, codes, spreadsheets and other data and/or documents) recorded or stored on any electronic, optical or other recording/storage medium, including all copies thereof, in my possession or control that incorporates or reflects the Confidential Information, and permanently destroy all copies that cannot be delivered. If original Confidential Information cannot be delivered, I will contact 3Com to enable transfer of such Confidential Information to 3Com before I permanently destroy it.

         4. INVENTIONS.

         4.1 Definition of Inventions. I understand that the term "Inventions", as used in this Agreement, means any new or useful idea, art, discovery, design, contribution, finding or improvement, whether or not patentable, and all related know-how and Confidential Information, and that inventions include, but are not limited to, all designs, discoveries, formulae, processes, codes, manufacturing techniques, mask works, semiconductor designs, computer software, inventions, marks, logos, improvements, works of authorship and ideas.

         4.2 Disclosure and Assignment of Inventions. Except for Prior Inventions (described in Section 4.3 below), I will promptly disclose and describe to 3Com all Inventions which I may solely or jointly conceive, create, develop, or reduce to practice during the period of my employment with 3Com or within one (1) year after the termination of my employment with 3Com (i) which relate to 3Com's business, research or development or 3Com's anticipated business, research or development, (ii) which are developed in whole or in part on 3Com's time or with the use of any of 3Com's equipment, supplies, facilities, proprietary information or trade secrets, or (iii) which are suggested by or result from any task assigned to me by or work I perform for 3Com. I agree to promptly disclose to 3Com all Inventions developed by me to permit a determination as to whether or not the Inventions should be the property of 3Com. If 3Com and I disagree as to whether or not the Inventions should be the property of 3Com, it will be my responsibility to prove that it should not be 3Com's property. I agree to assign, and do hereby assign, to 3Com my full and entire right, title and interest worldwide in and to such Inventions, except those which I prove to 3Com's reasonable satisfaction are not 3Com's property, and in all worldwide intellectual property rights based upon such Inventions. I will, on 3Com's request, promptly execute a specific assignment of title to 3Com and take such further actions, as more fully set forth in Subsection 4.4 below, to secure, perfect, protect and enforce 3Com's rights, title and interest in and to such Inventions.

         4.3 Prior Inventions. Set forth on Exhibit A are all Inventions made by me prior to my employment with 3Com which relate to 3Com's business, research or development or 3Com's anticipated business, research or development ("Prior Inventions"). I understand that patents issued and patent applications fled prior to the commencement of my employment with 3Com (including its predecessor organizations) need not be listed. I hereby affirm that Exhibit A contains no confidential information. If no Prior Inventions are listed in Exhibit A, I represent that I have no Prior Inventions in which I have any right, title or interest and all Inventions are assigned to 3Com pursuant to Section 4.2 above except for patent applications and issued patents that have been fled prior to the commencement of my employment with 3Com.

         4.4 Execution of Documents. I agree to perform, during and after my employment with 3Com, all acts deemed necessary or desirable to enable 3Com, at its own expense, to secure, perfect, protect, enforce and transfer all benefits, enjoyment, rights, interests and title throughout the world in the Inventions assigned to 3Com hereunder. Such acts may include, but are not limited to, my execution and delivery of documents and instruments and my assistance and cooperation in the registration and enforcement of applicable patents, copyrights or other forms of protection, or other legal proceedings. I understand that my obligations hereunder will survive the termination of my employment with 3Com. If, at any time, my cooperation is required to enable 3Com to secure, perfect, protect, enforce or transfer its right, title or interest in an Invention and I fail to respond within fourteen (14) calendar days to a written request from 3Com for action sent by 3Com to the last address for me maintained by the Company, I hereby appoint 3Com as my attorney, and grant 3Com my power of attorney to execute in good faith, commercially reasonable applications, releases, assignments, or other documents or agreements reasonably required to secure, perfect, protect, enforce or transfer its right, title or interest.

         4.5 Non-Assignable Inventions. The obligation to assign under Section
4.2 of this Agreement does not apply to an Invention that qualifies fully under the provisions of Section 2870 et seq. of the California Labor Code. I understand that this limited exclusion does not apply to 3Com employees outside the State of California or to any patent or Invention covered by a contract between 3Com and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States. A copy of the statute will be made available to California employees upon a written request.

         5. CONFLICT OF INTEREST/COMPETITIVE EMPLOYMENT. During my employment with 3Com, I will not engage in any work, employment, occupation, consulting or other business activity (regardless of whether it is paid or unpaid) for myself or any other person, entity or concern that is the same or similar to, in any way competitive with or which may in any way be or appear to be in conflict with 3Com's business, research or development or 3Com's anticipated business, research or development, without the prior written consent of 3Com's Senior Vice President of Human Resources. I understand that I am obligated to promptly disclose to 3Com Human Resources any actual, potential or perceived conflict of interest or competitive employment and all relevant information relating thereto.

         6. PUBLICATIONS. I agree that I will, no later than thirty (30) days prior to submission for publication, provide the Company with copies of all writings and materials which I propose to publish during my employment with 3Com and within one (1) year thereafter. I also agree that I will remove or cause to be removed from the writings and materials any Confidential Information (as reasonably determined by the Company in its sole discretion) and/or any reference to 3Com, upon the Company's request.

         7. NON-SOLICITATION, I understand and agree that certain restrictions on my activities during and after my employment with 3Com are necessary to protect 3Com's business interests, Confidential Information, goodwill and other legitimate interests. Therefore, I agree to comply with the following restrictions during the term of my employment with 3Com and for a period of one
(1) year thereafter (the "Restrictive Period"). This covenant shall cover my activities worldwide.

         7.1 I agree that, during the Restrictive Period, I will not (and will not encourage, cause or assist others to) solicit, hire, or offer employment to any employee of 3Com, for any reason, directly or indirectly, for the purpose of or with the effect of causing the employee to terminate employment with 3Com or to violate any employee's obligations to 3Com.

         7.2 I agree that, during the Restrictive Period, I will not (and will not encourage, cause or assist others to) solicit or divert any past, present or prospective business opportunity, client, customer, account, distributor or vendor of 3Com: (i) to stop or decrease doing business with or through 3Com, or
(ii) to do business with any other person, firm, partnership, corporation or other entity that provides products or services materially similar to or competitive with those provided by 3Com.

         7.3 I understand and agree that if I breach any of the preceding provisions of this Section 7, the one (1) year Restrictive Period shall be tolled and shall be extended by the period of time during which I remain in breach.

         7.4 I understand and agree that the restrictions set forth in this
Section 7 are fair, reasonable and reasonably required for the protection of the Company. Should any court or tribunal determine that such restrictions are unreasonable or unenforceable under applicable law, I agree that this Section 7 shall be construed in such a manner as to impose on me such restrictions as may then be reasonable and enforceable and sufficient to provide the Company with the intended benefits and protections of this Section 7.

         8. EQUITABLE RELIEF/SPECIFIC PERFORMANCE. I agree that a breach of any of the promises, representations, covenants and agreements contained herein will result in irreparable and continuing damage to 3Com for which there will be no adequate remedy at law and no adequate method of calculating the Company's damages. I agree that if I breach any of the promises, representations, covenants and agreements contained herein 3Com shall be entitled to seek injunctive relief and/or a decree for specific performance (with no obligation to post a bond or other security), in addition to any such other relief as may be available or proper (including monetary damages, costs and attorneys fees if appropriate), at its sole discretion.

         9. NO CONFLICTING OBLIGATIONS. I represent that my execution of and compliance with this Agreement are not a violation or breach of any other agreement between me and any other person or entity. I agree that I will not enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

         10. SURVIVAL. Notwithstanding the termination of my employment, I understand and agree that Sections 2, 3, 4, 6, 7 and 10 shall survive such termination. This Agreement shall not be interpreted as a contract for continued employment and does not alter my at will employment relationship with 3Com.

         11. NONWAIVER. Any failure by 3Com or Ito demand performance of an obligation or to complain of a breach of failure to perform will not operate or be construed as a waiver of our respective rights or remedies under this Agreement.

         12. SEVERABILITY. If any part of this Agreement is determined to be invalid or unenforceable, that part will be amended to achieve as nearly as possible the same effect as the original provision and the remainder of this Agreement will remain in full force and effect.

         13. GOVERNING LAW. This Agreement shall be construed in accordance with, and all disputes hereunder shall be governed by, the laws of the Commonwealth of Massachusetts without regard to conflict of laws rules thereunder. I hereby consent to the jurisdiction and venue of the United States District Court for the District of Massachusetts (sitting in Boston, Massachusetts) or the Business Litigation Session of the Suffolk County Superior Court (sitting in Boston, Massachusetts) for all disputes arising under this Agreement I will accept service of process by registered mail or such means as are permitted by the court sent to me at the last address for me maintained by the Company.

         14. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between 3Com and I relating to the subject matter contained herein and supersedes all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Agreement is binding upon the legal representatives, heirs, successors and assigns of the parties hereto. This Agreement may be amended or modified only with the written consent of both me and 3Com's Senior Vice President of Human Resources.

         15. ASSIGNMENT. This Agreement may be assigned by 3Com. I may not assign or delegate my duties under this Agreement without written consent of 3Com's Senior Vice President of Human Resources.

I CERTIFY AND ACKNOWLEDGE THAT I HAVE CAREFULLY READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT I UNDERSTAND AND WILL FULLY AND FAITHFULLY COMPLY WITH ITS PROVISIONS.

3COM CORPORATION                            EMPLOYEE

By: __________________________________      Signature:_______________________

Print Name: __________________________      Print Name:______________________

Title:________________________________      Date:____________________________

Date: _______________________________

                                    EXHIBIT B

                   SEPARATION AGREEMENT AND RELEASE OF CLAIMS


This SEPARATION AGREEMENT AND RELEASE OF CLAIMS (this "Release Agreement"), dated as of [DATE], between 3Com Corporation (the "Company") and Edgar Masri (the "Executive").

WHEREAS, in exchange for the promises and obligations provided in the Employment Agreement, dated August 8, 2006 (the "Employment Agreement") between the Company and the Executive, the Executive and the Company agreed to sign and comply with the terms and conditions of this Separation Agreement and Release of Claims (the "Release Agreement"), including, without limitation, each party releasing the other from any and all claims arising from or relating to the Executive's employment with the Company and the termination thereof; and

WHEREAS, the Executive's employment with the Company was terminated on or about [INSERT] (the "Termination Date");

NOW, THEREFORE, in consideration of the mutual promises contained in the Employment Agreement (the defined terms of which are incorporated herein unless otherwise provided) and this Release Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Termination of Employment. The Executive understands and agrees that his employment with the Company terminated as of the Termination Date and that he has no further duties, responsibilities, powers, or authority with respect to the Company, its business or financial operations, except as expressly provided herein.

2. Payment of Salary, Wages and Benefits. The Company agrees to comply fully with its agreements and obligations contained in the Employment Agreement including, without limitation, the payment to the Executive of all severance pay and benefits as set forth in Section 8 of the Employment Agreement (subject to Section 7 of the Employment Agreement). The Company also agrees to pay the Executive all expense reimbursements up to and including the Termination Date no later than thirty (30) days after the Termination Date provided that the Executive submits any outstanding expense reports within thirty (30) days of the Termination Date.

3. Release of Claims by the Executive. In consideration of the executive severance benefits set forth in Section 8 of the Employment Agreement, the sufficiency of which are hereby acknowledged, and as a material inducement to the Company to enter into the Employment Agreement and this Release Agreement, the Executive hereby irrevocably and unconditionally releases the Company and its parents, subsidiaries, predecessors, successors, affiliates and joint ventures, and all of their directors, officers, employees, representatives, attorneys, agents, insurers, assigns, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under, or in concert with any of the persons or entities identified above (the "Company Released Parties") from all known and unknown claims, promises, debts, obligations, causes of action, or similar rights of any type, in law or in equity, that the Executive has, had or may have had arising from or relating to his employment with the Company and the termination thereof ("Executive Claims"). The Executive understands that the Executive Claims that he is hereby releasing include, but are not limited to:

                  a. Any and all Executive Claims that in any way arise from or relate to the Executive's employment with the Company or the termination of that employment, such as claims for compensation, bonuses, commissions, benefits, reimbursements, lost wages, or unused accrued PTO, other than as set forth in Section 8 of the Employment Agreement;

                  b. Any and all Executive Claims that in any way arise from or relate to the design or administration of any employee benefit program;

                  c. Any and all Executive Claims that arise from or relate to any severance or similar benefits or to post-employment health or group insurance benefits not expressly set forth in Section 8 of the Severance Agreement, including without limitation any and all Executive Claims to benefits or compensation under the Company's Section 16 Officer Severance Plan; and

                  d. Any and all Executive Claims based on a contract, any employment or wrongful discharge claims or tort claims, and any and all Executive Claims based on a federal, state or local law, regulation or ordinance, including, but not limited to, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, Massachusetts General Laws chs. 149 and 151B, all as may have been amended, and any other federal, state, or local common law, statute, regulation, or ordinance of any other type or kind.

         The Executive understands that he is hereby releasing Executive Claims that he may not know about. Notwithstanding anything to the contrary contained in this Release Agreement, the Executive's release of Executive Claims under this Section 3 does not constitute a waiver by the Executive of any rights or benefits that he may have pursuant to
         (i) the Employment Agreement, (ii) the Company's 401(k) Plan, (iii) this Release Agreement, and (iv) any right of indemnification or contribution against the Company under any applicable agreements, or any insurance policies, statutory laws or Company by-laws to the same extent available to any other officer of the Company for any third-party claim against him arising from his employment as an officer of the Company.

4. Release of Claims by the Company. In consideration of the Executive's agreement to act as Chief Executive Officer of the Company, and his agreement to enter into the Release Agreement upon his termination for any reason, the sufficiency of which are hereby acknowledged, and as a material inducement to the Executive to enter into the Employment Agreement and this Release Agreement, the Company hereby irrevocably and unconditionally releases the Executive and his representatives, attorneys, agents, insurers, and any other persons acting by, through, under, or in concert with any of the persons or entities identified above (the "Executive Released Parties") from all known and unknown claims, promises, debts, obligations, causes of action, or similar rights of any type, in law or in equity, that the Company has, had or may have had arising from or relating to the Executive's employment with the Company and the termination thereof ("Company Claims"). Notwithstanding anything to the contrary contained in this Section 4, the Company does not release the Executive from any of his obligations under this Release Agreement or in connection with any derivative claim by or right in the Company; provided that nothing contained herein shall affect Executive's rights under any indemnification agreements or insurance policies.

5. Acknowledgement of Waiver of Claims Under ADEA. The Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. The Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. The Executive acknowledges that the consideration given for this waiver and Release Agreement is in addition to any of the value to which the Executive was already entitled. The Executive further acknowledges that he has been advised by this writing that

                  a. he should consult with an attorney prior to executing this Release Agreement;

                  b. he has been given the opportunity to consider this Release Agreement for a period of up to twenty-one
                           (21) days;

                  c. he has seven (7) days following his execution of this Release Agreement to revoke this Release Agreement;

                  d. this Release Agreement shall not be effective until the revocation period has expired; and

                  e. nothing in this Release Agreement prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

 5. Covenant Not to Sue. Each of the Company and the Executive expressly warrants and agrees that it has not as of the date of this Release Agreement filed or maintained and will not in the future file or maintain any lawsuit, claim or action of any kind whatsoever against the Executive Released Parties or the Company Released Parties, as the case may be, nor will the Company or the Executive cause or knowingly permit any such lawsuit, claim or action to be field or maintained on its or his behalf in any federal, state or municipal court, administrative agency or other tribunal relating to any Claim(s) released pursuant to Section 3 or 4 of this Release Agreement, to the fullest extent permitted by law.

 6. Return of Company Property. The Executive hereby warrants and confirms that he has returned to the Company all Company property and equipment in his possession or control, including but not limited to all files, documents, data and records (whether on paper or in tapes, disks, or other machine-readable form), office equipment, credit cards, and employee identification cards. The Executive further warrants and confirms that he has left intact all electronic Company documents, including those that he developed or helped develop during his employment. To the extent that the Executive had electronic Company documents in his possession or control through a personal computer, he further warrants and certifies that he has permanently destroyed all such files, other than copies of the Employment Agreement, this Release Agreement, and any other documents and/or instruments to which he personally was a party.

 7. Effective Date. This Release Agreement shall be effective after it has been signed by the Executive and after eight (8) days have passed since the Executive signed the Release Agreement (the "Effective Date"), unless revoked by the Executive within seven (7) days after the Release Agreement was signed by him.

 8. Knowing Release. The Executive acknowledges and agrees that he has read this Release Agreement, has carefully considered its provisions, has had an opportunity to discuss it with an attorney, and attests that he is fully competent to execute this Release Agreement and that he fully understands and knowingly accepts its terms and conditions in their entirety and without reservation.

 9.      Miscellaneous.

                  a. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive's right to compensation or other benefits will be null and void.

                  b. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one
                           (1) day after being sent overnight by a
                           well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

                           If to the Company:

                                    Attn: Chairman of the Compensation Committee
                                    c/o Corporate Secretary
                                    3Com Corporation
                                    350 Campus Drive
                                    Marlborough, MA 01752-3064

                           If to Executive:

                                    at the last residential address known by the Company

                           With a copy to:

                                    Convergent GC, LLC
                                    100 Cummings Center, Suite 325K
                                    Beverly, MA 01915
                                    Attention:  Audrey M. Roth, Esq.

                  c. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

                  d.       Arbitration.

                           i. Except as provided below, any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by binding arbitration conducted expeditiously in accordance with the J.A.M.S./Endispute Streamlined Arbitration Rules and Procedures (the "J.A.M.S. Rules"). The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss.ss.1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Boston, Massachusetts.

                           ii. The parties covenant and agree that the arbitration shall commence within 60 days of the date on which a written demand for arbitration is filed by either party hereto. The parties (or their legal representatives) will promptly confer to select a single arbitrator mutually acceptable to both parties. The arbitrator must be a licensed attorney, primarily engaged as a practicing lawyer in the field of employment law and related litigation for at least ten (10) years, or primarily engaged in the practice of arbitrating or mediating executive employment law disputes for at least ten
                                    (10) years, and must not have any existing or prior relationship with the Company or any of its subsidiaries or affiliates, on the one hand, or Executive, on the other hand. If the parties are unable to agree upon an arbitrator, one will be selected, meeting the above criteria, in accordance with the J.A.M.S. Rules. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three (3) depositions as of right, and the arbitrator may in his or her discretion allow


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
                                    additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven
                                    (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party's witness or expert. The arbitrator's decision and award shall be made and delivered within six (6) months of the selection of the arbitrator. The arbitrator's decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

                            iii. The parties covenant and agree that they will participate in the arbitration in good faith. This Section 9(d) applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

                           iv. Each of the parties hereto (i) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding, (ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other party hereto. Final judgment against either party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

                  e. Integration. This Release Agreement, together with Employment Agreement and the standard forms of equity award grant that describe Executive's outstanding equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including but not limited to, the Company's Section 16 Officer Severance Plan and the Company's form of Management Retention Agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement, including the standard Restrictive Covenant Agreement to be signed upon Executive's hire, the terms in this Employment Agreement will prevail.

                  f. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

                  g. Headings. All captions and Section headings used in this Release Agreement are for convenient reference only and do not form a part of this Release Agreement.

                  h. Governing Law. This Agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions.

                  i. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.


IN WITNESS WHEREOF, the parties hereto have executed this Release Agreement as of [DATE].

                                        3COM CORPORATION



                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:



                                        ----------------------------------------
                                                      Edgar Masri



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